EXHIBIT 10.22

AGREEMENT OF MERGER
among:
iPass, Inc.,
a Delaware corporation;
Keystone Acquisition Sub, Inc.,
a Delaware corporation; and
GoRemote Internet Communications, Inc.,
a Delaware corporation

Dated as of December 9, 2005

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

AGREEMENT OF MERGER
     This Agreement of Merger (“Agreement”) is made and entered into as of December 9, 2005, by and among: iPass, Inc., a Delaware corporation (“Parent”); Keystone Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and GoRemote Internet Communications, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.
     B. Contemporaneously with the execution and delivery of this Agreement, (i) certain stockholders of the Company are entering into Voting Agreements in favor of Parent (the “Voting Agreements”) and are executing Proxies related thereto (the “Proxies”); (ii) each of the stockholders of the Company listed on Exhibit B is entering into Noncompetition Agreements in favor of the Company and Parent (the “Noncompetition Agreements”) to take effect upon consummation of the Merger; (iii) each of the employees of the Company listed on Exhibit C is entering into an offer letter with Parent (the “Offer Letters”) to take effect upon consummation of the Merger; and (iv) each of the employees of the Company listed on Exhibit D is entering into an Agreement and Amendment to Existing Employment Severance Agreements, Policies and Arrangements with the Company and Parent (the “Offer Letter Amendments”) to take effect upon consummation of the Merger.
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
     Section 1. Description of Transaction
          1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
          1.3 Closing; Effective Time. The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Cooley Godward llp, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in

1.

Sections 6.6 and 7.4, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing, and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
          1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
               (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the Certificate of Incorporation of Merger Sub as of the date of this Agreement (other than with respect to the name of the Surviving Corporation);
               (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
               (c) the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.
          1.5 Conversion of Shares.
               (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
                    (i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;
                    (ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;
                    (iii) any shares of Company Series A Preferred Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

                    (iv) except as provided in clauses “(i)”, “(ii)” and (iii) above and subject to Sections 1.5(b), 1.5(c) and 1.8, (A) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.71 in cash, without interest and (B) each share of Company Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $3.37 in cash, without interest; and
                    (v) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
The amount of cash consideration per share applicable to the Company Common Stock or the Company Series A Preferred Stock, as applicable, as specified in clause “(iv)” of the preceding sentence (as such amount may be adjusted in accordance with Section 1.5(b)) is referred to as the “Per Share Merger Price.”
               (b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock or Company Series A Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Price applicable to such class of shares shall be appropriately adjusted.
               (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are, as of the Effective Time, unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract under which the Company has any rights, then: (i) the Merger Consideration to be paid in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (subject to the vesting and vesting acceleration terms of such restricted stock purchase agreement or other Contract); and (ii) such Merger Consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time: (1) such Merger Consideration shall remain so unvested and subject to such repurchase option, risk of forfeiture or other condition (subject to the vesting and vesting acceleration terms of such restricted stock purchase agreement or other Contract); (2) such Merger Consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (3) Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract in accordance with its terms.
          1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock and all shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock or Company Series A Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and all shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or any shares of Company Series A Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or any shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Payment Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.
          1.7 Surrender of Certificates.
               (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). Promptly after the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.5. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid promptly to, Parent.
               (b) Promptly after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the dollar amount that such holder has the right to receive pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock or shares of Company Series A Preferred Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.
               (c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.
               (d) Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as Parent determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
               (e) Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
          1.8 Dissenting Shares.
               (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock or shares of Company Series A Preferred Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, and the holders of such shares shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.
               (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.
               (c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, (B) any withdrawal of any such demand and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.
          1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
     Section 2. Representations and Warranties of the Company
     The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Disclosure Letter corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Disclosure Letter by reference to another part or subpart of the Disclosure Letter; and (c) any exception or disclosure set forth in any other part or subpart of the Disclosure Letter to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):
          2.1 Subsidiaries; Due Organization; Etc.
               (a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a)(i) of the Disclosure Letter; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Disclosure Letter. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
               (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
               (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification.
          2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. Part 2.2 of the Disclosure Letter lists, and the Company has delivered to Parent, accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations.

          2.3 Capitalization, Etc.
               (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 42,243,979 shares were issued and outstanding as of the date of this Agreement; and (ii) 17,801,205 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of which 12,801,205 are designated Company Series A Preferred Stock, none of which were issued and are outstanding as of the date of this Agreement. Other than the outstanding Company Series A Preferred Stock specified in the preceding sentence, there are no shares of Preferred Stock outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock and Series A Preferred Stock, if any, have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(i) of the Disclosure Letter, the Company does not hold any shares of its capital stock in its treasury. There are no shares of Company Common Stock or Company Series A Preferred Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(ii) of the Disclosure Letter: (i) none of the outstanding shares of Company Common Stock or Company Series A Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock or Company Series A Preferred Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Series A Preferred Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or Company Series A Preferred Stock. Part 2.3(a)(iii) of the Disclosure Letter accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock or Company Series A Preferred Stock, and specifies which of those repurchase rights are currently exercisable.
               (b) As of the date of this Agreement: (i) no shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 1995 Stock Option Plan (the “1995 Plan”) and no shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 1995 Plan; (ii) 200,353 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 1997 Stock Option Plan (the “1997 Plan”) and 1,938,790 shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 1997 Plan; (iii) 8,876,716 shares of Company Common Stock are subject to issuance pursuant to stock awards granted and outstanding under the Company’s 1999 Equity Incentive Plan (the “1999 Plan”) and 991,259 shares of Company Common Stock are reserved for future issuance pursuant to stock awards not yet granted under the 1999 Plan (the 1995 Plan, the 1997 Plan and the 1999 Plan are hereinafter collectively referred to as the “Option Plans”); (iv) 76,088 shares of Company Common Stock are subject to Purchase under the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”) and 155,346 shares of Company Common Stock are reserved for future issuance pursuant to purchase rights not yet granted under the Purchase Plan. Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Company Options.” Part 2.3(b) of the Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the particular Option Plan (if any) pursuant to which such Company Option was granted; (B) the name of the optionee; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options.
               (c) As of the date of this Agreement, 1,506,204 shares of Company Series A Preferred Stock are subject to issuance pursuant to outstanding warrants. Part 2.3(c) of the Disclosure Letter sets forth the following information with respect to each such warrant: (A) the name of the holder of such warrant; (B) the number of shares of Company Series A Preferred Stock subject to such warrant and the number of shares of Company Common Stock issuable upon conversion of such shares of Company Series A Preferred Stock; (C) the exercise price of such warrant; (D) the date on which such warrant was issued; and (E) the date on which such warrant expires. At the Effective Time, each outstanding warrant to purchase shares of capital stock of the Company shall be automatically cancelled and shall cease to exist.
               (d) Except as set forth in Part 2.3(b) or Part 2.3(c) of the Disclosure Letter, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.
               (e) All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.
               (f) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

          2.4 SEC Filings; Financial Statements.
               (a) The Company has delivered to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since December 31, 2001 (the “Company SEC Documents”) as well as all comment letters received by the Company from the SEC since December 31, 2001 and all responses to such comment letters provided to the SEC by or on behalf of the Company. All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since December 31, 2004 was accompanied by the certification required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required by (A) Rule 13a-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”) and at the time of filing or submission of each of the Certifications, each such Certification was true and accurate and complied with the requirements of (A) Rule 13a-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act). As used in this Section 2, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
               (b) The Acquired Corporations maintain disclosure controls and procedures, as such terms are defined by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to provide reasonable assurance that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has delivered to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in compliance with the applicable listing and other rules and regulations of the NASDAQ National Market and has not since December 31, 2001 received any notice from the NASDAQ National Market asserting any non-compliance with such rules and regulations.
               (c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. The financial statements required to be delivered to Parent pursuant to Section 4.1(i): (x) will be prepared in accordance with GAAP on a consistent basis throughout the periods covered (except that such financial statements may not contain footnotes and may be subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (y) will fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its consolidated subsidiaries for the periods covered thereby.
               (d) To the Knowledge of the Company, the Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); and (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act. All non-audit services performed by the Company’s auditors for the Acquired Corporations since October 31, 2004 were pre-approved as required by Section 202 of the Sarbanes-Oxley Act.
               (e) The Acquired Corporations maintain a system of internal control over financial reporting (as such term is defined in Rule 15d-15(f) of the Exchange Act) which, to the Knowledge of the Company, is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent accurate and complete copies of all policies, manuals and other documents promulgating, such internal accounting controls.
               (f) None of the Acquired Corporations has effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) since December 31, 2001.
               (g) The cash budget and cash forecast attached as Annex 2.4(g) to the Disclosure Letter (i) have been prepared by the Company in good faith, (ii) are based on assumptions that the Company considers to be reasonable, and (iii) fairly reflect the Company’s reasonably anticipated rate of cash usage for the periods covered therein. Part 2.4(g) of the Disclosure Letter sets forth all material assumptions made by the Company in the preparation of said cash budget and cash forecast.

               (h) The Unaudited Year-End Financial Statements are attached as Annex 2.4(h) to the Disclosure Letter. To the Knowledge of the Company, the Unaudited Year-End Financial Statements: (i) were prepared in accordance with GAAP applied on a basis consistent with the basis on which the financial statements referred to in the first sentence of Section 2.4(c) were prepared (except as permitted by Form 10-Q of the SEC, and except that the Unaudited Year-End Financial Statements do not contain footnotes and are subject to normal year-end adjustments that will not, individually or in the aggregate, be material in amount); and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of October 31, 2005 and the consolidated results of operations of the Company and its consolidated subsidiaries for the year then ended.
          2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Letter, between July 31, 2005 and the date of this Agreement:
               (a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;
               (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);
               (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;
               (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(b) of the Disclosure Letter); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
               (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any provision of: (i) any of the Company’s stock option plans; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);
               (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (g) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;
               (h) none of the Acquired Corporations has: (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10); or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;
               (i) none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;
               (j) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
               (k) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business and consistent with past practices;
               (l) none of the Acquired Corporations has: (i) lent money to any Person (other than (A) routine travel (other than to India) and business expense advances and sales commission draws made to employees in the ordinary course of business that do not exceed $5,000 individually, so long as the aggregate of all such routine travel and business expense advances do not exceed $100,000 in the aggregate and (B) routine travel (to India) expense advances made to employees in the ordinary course of business that do not exceed $5,000 individually, so long as the aggregate of all such routine travel (to India) expense advances do not exceed $100,000 in the aggregate); or (ii) incurred or guaranteed any indebtedness for borrowed money;
               (m) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Benefit Plan or Company Benefit Agreement; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;
               (n) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;
               (o) none of the Acquired Corporations has made any material Tax election;

               (p) none of the Acquired Corporations has commenced or settled any Legal Proceeding;
               (q) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and
               (r) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(q)” above.
          2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since July 31, 2005); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 2.6 of the Disclosure Letter. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Unaudited Interim Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations, and enjoy undisturbed possession of such leased assets.
          2.7 Cash Balance and Expenditures; Receivables; Customers.
               (a) As of November 30, 2005, the sum of the Company’s cash, cash equivalents and short-term investments, determined in accordance with GAAP (applied on a basis consistent with the basis on which the financial statements contained in the Company SEC Documents have been prepared) exceeds $15,100,000 and the changes to such sum between November 30, 2005 and the date of this Agreement are consistent with the level and amount of expenditures set forth in the cash budget and cash forecast attached as Annex 2.4(g) to the Disclosure Letter. The total amount of all capital expenditures made on behalf of the Acquired Corporations between July 31, 2005 and the date of this Agreement does not exceed $600,000 in the aggregate and none of the Acquired Corporations has made any expenditure or series of related expenditures between July 31, 2005 and the date of this Agreement in excess of $100,000. Part 2.7(a)(i) of the Disclosure Letter contains an accurate and complete list of all service providers (including transfer agents and legal, financial and accounting advisers) who have performed services for any of the Acquired Corporations in connection with this Agreement or any of the Contemplated Transactions as of the date of this Agreement and the amounts that have been paid to each such service provider with respect to such services as of the date of this Agreement. Part 2.7(a)(ii) of the Disclosure Letter contains the Company’s reasonable, good faith estimate of the fees and expenses of each such service provider that the Acquired Corporations may incur on or after the date of this Agreement in connection with this Agreement or any of the Contemplated Transactions.

               (b) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since July 31, 2005 and have not yet been collected): (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of any allowance for doubtful accounts reflected in the Unaudited Interim Balance Sheet).
               (c) Part 2.7(c) of the Disclosure Letter contains an accurate and complete list of each loan or advance made by any of the Acquired Corporations to any Company Associate, other than routine travel advances made to employees in the ordinary course of business.
               (d) Part 2.7(d) of the Disclosure Letter accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each of the top fifty customers, by revenue, of the Acquired Corporations in each of the fiscal years ended October 31, 2004 and October 31, 2005. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise) indicating, and the Company has no basis for believing, that any customer identified in Part 2.7(d) of the Disclosure Letter may cease dealing with any of the Acquired Corporations or may otherwise reduce the volume of business transacted by such customer with any of the Acquired Corporations below historical levels.
          2.8 Equipment; Real Property; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Disclosure Letter.
          2.9 Intellectual Property.
               (a) Part 2.9(a) of the Disclosure Letter accurately identifies and describes each Company Product designed, developed, manufactured, marketed, distributed, provided, licensed, supported or sold by any of the Acquired Corporations.
               (b) Part 2.9(b) of the Disclosure Letter accurately identifies: (a) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) (“Company Registered IP”); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Company Product identified in Part 2.9(a) of the Disclosure Letter that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP.

               (c) Part 2.9(c) of the Disclosure Letter accurately identifies: (a) each material Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (i) agreements between any of the Acquired Corporations and their respective employees in the Acquired Corporations’ standard forms thereof; or (ii) non-exclusive licenses to third-party software that is (A) not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the business of any of the Acquired Corporations, and (B) generally commercially available software that is licensed for under $5,000 per copy) and (b) for any such material Contract in which licenses or rights are granted to the Acquired Corporations whether such licenses or rights are exclusive.
               (d) None of the Acquired Corporations are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world.
               (e) The Company has delivered to Parent a complete and accurate copy of each standard form of Company IP Contract currently in use by any of the Acquired Corporations, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.9(e) of the Disclosure Letter accurately identifies each Company IP Contract in effect on or after January 1, 2003 that deviates in any material respect from the corresponding standard form agreement provided to Parent, for the top twenty-five entities in one of the following two (2) categories: (i) customers and/or resellers based on invoiced revenue for the period beginning January 1, 2004 and ending October 31, 2005, and (ii) suppliers based on invoice amounts payable to suppliers for the period beginning January 1, 2004 and ending October 31, 2005.
               (f) Part 2.9(f) of the Disclosure Letter accurately identifies each Company IP Contract in effect on or after January 1, 2003 that (i) contains custom development obligations imposed on or to be performed by the Company or any Acquired Corporation that involve a material dedication of resources, the expenditure of a material amount of funds, or the creation or development of a material amount of intellectual property which in each case is materially greater than the amount of resources, funds or intellectual property utilized, expended or created in connection with the performance of the typical level of development obligations under Company IP Contracts (“Material Development Obligations”), or (ii) contains maintenance and support obligations imposed on or to be performed by the Company or any Acquired Corporation that would require or result in the expenditure of significant funds or the dedication of significant resources when compared to the funds and resources typically expended or dedicated to provide the level of maintenance and support described in the standard Company IP Contract.
               (g) The Acquired Corporations exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Acquired Corporations, as identified in Part 2.9(c) of the Disclosure Letter and other than non-

exclusive licenses to third-party software that is (i) not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the business of any of the Acquired Corporations, and (ii) generally commercially available software that is licensed for under $5,000 per copy) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Disclosure Letter and other than non-exclusive licenses of Company Products to customers granted in the ordinary course of business consistent with past practices and with the applicable standard form agreement). Without limiting the generality of the foregoing:
               (i) All documents and instruments necessary to establish, perfect, and maintain the material rights of the Acquired Corporations in the Registered Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
               (ii) To the Company’s Knowledge, each Person who is or was an employee or contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to such Acquired Corporation and confidentiality provisions protecting the Company IP. To the Company’s Knowledge, no current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Company’s Knowledge, no employee of any of the Acquired Corporations is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Acquired Corporations or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of any of the Acquired Corporations.
               (iii) No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP (and to the Company’s Knowledge, was used, directly or indirectly, to develop or create, in whole or in part, any part of such Company IP that is licensed to the Company from any third parties).
               (iv) Each of the Acquired Corporations has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Acquired Corporations or any Company Product. Without limiting the generality of the foregoing, no portion of the source code for any Company Product has been disclosed or licensed to any escrow agent or other Person, except pursuant to Contracts that have been delivered to Parent and identified in Part 2.9(g)(iv) of the Disclosure Letter.
               (v) None of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of,

any Intellectual Property Right that would otherwise be considered to be Company IP to any other Person.
               (vi) None of the Acquired Corporations is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.
               (h) To the Company’s Knowledge, all Company Registered IP (other than pending applications) is valid, subsisting and, to the Company’s Knowledge, enforceable, except where an Acquired Corporation has in its reasonable business judgment decided to abandon or permit such Company Registered IP to lapse. Without limiting the generality of the foregoing:
               (i) To the Company’s Knowledge, none of the Acquired Corporations has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.
               (ii) To the Company’s Knowledge, no trademark or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person; and(ii) no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by any of the Acquired Corporations, except where an Acquired Corporation has in its reasonable business judgment decided to abandon or permit such trademark or trade name to lapse.
               (iii) Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. Part 2.9(h)(iii) of the Disclosure Letter accurately identifies and describes as of the date of this Agreement each action, filing, and payment that, to the Company’s Knowledge, must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.
               (iv) No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Company Registered IP is being, has been, or would reasonably be expected to be contested or challenged. To the Company’s Knowledge, there is no basis for a claim that any Company Registered IP is invalid or unenforceable.
               (i) To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(i) of the Disclosure Letter accurately identifies

(and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
               (j) Neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.
               (k) To the Company’s Knowledge, none of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. To the Company’s Knowledge, no Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. To the Company’s Knowledge, there is no legitimate basis for a claim that any of the Acquired Corporations or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person.
               (l) No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding. None of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Acquired Corporations, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.
               (m) None of the Acquired Corporations has received notice of or otherwise learned of any claim for or action in connection with any indemnification obligation relating to any existing or potential intellectual property infringement, misappropriation or similar claim.
               (n) To the Knowledge of the Company, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired

Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.
               (o) To Company’s Knowledge, no Company Software (excluding any Third Party Software) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent. The Acquired Corporations use commercially available antivirus software to screen the Company Products that contain software for viruses and other harmful code and have removed any viruses or other harmful code identified by such antivirus software.
               (p) The source code for all Company Software (excluding any Third Party Software) relating to the Company Product referred to as “MobileOffice6”, contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for any Company Software (excluding any Third Party Software) has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Corporations. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software (excluding any Third Party Software) to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software (excluding any Third Party Software) to any other Person.
               (q) Company Products do not contain any software code that would subject the Company Software embodied therein to a requirement that the Company Software or the Company Products be licensed to or otherwise shared with any other Person as Publicly Available Technology. “Publicly Available Technology” means any software or technology that requires as a condition of use, modification and/or distribution of such technology that other software or technology incorporated into, derived from, or distributed with such technology (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making modifications or derivative works, (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, (iv) be redistributable at no charge, or (v) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Product.

               (r) Part 2.9(r) of the Disclosure Letter contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.
               (s) Part 2.9(s) of the Disclosure Letter identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for any of the Acquired Corporations at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the Company’s Knowledge, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.
               (t) Each of the Acquired Corporations has complied at all times and in all respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.
               (u) Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data, so long as Parent complies with the terms and conditions of each such Company Privacy Policy and any Legal Requirement pertaining to privacy, User Data, or Personal Data.
          2.10 Contracts.
               (a) Part 2.10 of the Disclosure Letter identifies each Company Contract that constitutes a “Material Contract” (other than end user license agreements for Company Software entered into by an Acquired Corporation, in the ordinary course of business) as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:
               (i) any Company Contract: (A) relating to the employment of, or the performance of services by, any officer or director of any of the Acquired Corporations; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director of the Acquired Corporations in excess of $50,000; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $50,000 to any current or former employee or director;

               (ii) each Company IP Contract required to be identified in Part 2.9(c), Part 2.9(e) or Part 2.9(f) of the Disclosure Letter;
               (iii) any Company Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of any Acquired Corporation;
               (iv) any Company Contract that provides for indemnification of any Company Associate or any current or former agent of any of the Acquired Corporations (an “Indemnification Contract”);
               (v) any Company Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;
               (vi) any Company Contract (other than Contracts evidencing Company Options): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;
               (vii) any Company Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation and that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value of at least $150,000 in the aggregate, or contemplates or involves the performance of services having a value of at least $150,000 in the aggregate, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;
               (viii) any Company Contract relating to any currency hedging;
               (ix) any Company Contract: (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations; or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);
               (x) any Company Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

               (xi) any Company Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value of at least $150,000 in the aggregate, or contemplates or involves the performance of services having a value of at least $150,000 in the aggregate;
               (xii) any Company Contract that would reasonably be expected to have or result in a material adverse effect on: (A) the business, financial condition, capitalization, assets (including Intellectual Property), cash position, liabilities (accrued, contingent or otherwise), operations or financial performance of the Acquired Corporations taken as a whole; or (B) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and
               (xiii) any other Company Contract, if a breach of such Contract would reasonably be expected to have or result in a Company Material Adverse Effect.
The Company has delivered to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract. For each such Company Contract that is a Channel Agreement, Part 2.10(a) of the Disclosure Letter identifies such Company Contract as a Channel Agreement and also indicates whether such Channel Agreement is exclusive or non-exclusive (with respect to the other party thereto), and whether such Channel Agreement is currently in effect.
               (b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
               (c) Except as set forth in the applicable subsections of Part 2.10(c) of the Disclosure Letter: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract so as to result in a material liability; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (ii) except for express warranty and indemnification remedies set forth in the standard forms of Company IP Contracts described in Section 2.9(f), no end-user, distributor, or other licensee of the Company Software has any conditional or unconditional return, refund, or credit rights exercisable against the Acquired Corporations with respect to such Company Software; (iii) no Company Contract that constitutes a Material Contract under Section 2.10(a)(ii) or 2.10(a)(xi) above will have a term that expires in accordance with the contract’s terms on or before April 9, 2006, excluding any such Company Contract the anniversary date of which will occur on or before April 9, 2006 but which per its terms will renew automatically unless either party elects not to renew and Company has not provided or received notice not to renew such Company Contract; (iv) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract; (v) since December 31, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and (vi) without limiting the generality of the foregoing, none of the Acquired Corporations has failed in any material respect to meet any material development or delivery milestone under any Company Contract.
               (d) Except as set forth in Part 2.10(d) of the Disclosure Letter, each Channel Agreement that is currently in effect (i) has a term of no more than one year, (ii) does not automatically renew at the end of its term, and (iii) can be terminated by the Acquired Corporation which is a party to such Channel Agreement, without any liability to any other Person, at the end of its term.
          2.11 Sale of Products; Performance of Services.
               (a) Except as set forth in Part 2.11(a) of the Disclosure Letter, each Company Product sold licensed or otherwise made available by any of the Acquired Corporations to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold, licensed or otherwise made available, other than any immaterial bug or similar defect that has not had and would not reasonably be expected to have an adverse effect, in any material respect, on such product, system, program, Intellectual Property or other asset (or the operation or performance thereof). The Company has delivered to Parent an accurate and complete copy of the most recent “bug list” with respect to each component or module of the Company Software. None of the Acquired Corporations has received any written complaint from a top twenty-five entity in one of the following two (2) categories: (y) customer or reseller based on invoiced revenue for the period beginning January 1, 2004 and ending October 31, 2005, and (z) supplier based on invoice amounts payable to suppliers for the period beginning January 1, 2004 and ending October 31, 2005, relating to any bug, virus, design defect or other defect or deficiency of a Company Product that has not been resolved as of the date of this Agreement and that could result in a breach of any warranty of any Contract with such customer or reseller.
               (b) All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed in all material respects in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements except where any failure to do so would not give rise to or reasonably be expected to give rise to any material liability. None of the Acquired Corporations has received any written complaint from a top twenty-five entity in one of the following two (2) categories: (y) customer or reseller based on invoiced revenue for the period beginning January 1, 2004 and ending October 31, 2005, and (z) supplier based on invoice amounts payable to suppliers for the period beginning January 1, 2004 and ending October 31, 2005, relating to any failure of any of the Acquired Corporations to perform any services described above in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements, that has not been resolved as of the date of this Agreement and that could result in a breach of any warranty of any Contract such customer or reseller.
               (c) Except as set forth in Part 2.11(c) of the Disclosure Letter, since October 31, 2004, no customer or other Person has asserted or, to the Company’s Knowledge, threatened to assert any claim against any of the Acquired Corporations: (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations; or (ii) based upon any services performed by any of the Acquired Corporations.
               (d) Except as set forth in Part 2.11(d) of the Disclosure Letter, since October 31, 2004, (i) no end-user customer, distributor, reseller, or sales representative has terminated or, to the Company’s Knowledge, threatened or expressed an intention or desire to terminate or not to renew, its relationship or any Contract with any of the Acquired Corporations and (ii) none of the Acquired Corporation has received written notice from any end-user customer, distributor, reseller, or sales representative with respect to any dissatisfaction with the performance, operation or functionality of the Company Software (other than reporting “bugs” in the ordinary course of business).
          2.12 Liabilities. None of the Acquired Corporations has, and none of the Acquired Corporations is or may become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Audited Year-End Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since October 31, 2004 in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporation under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts delivered to Parent prior to the date of this Agreement; and (d) liabilities described in Part 2.12(a) of the Disclosure Letter.
          2.13 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times since December 31, 2001 been, in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, each Person who is or was a director or officer of any Acquired Corporation is, and has at all times since December 31, 2001 been, in compliance in all material respects with all applicable Legal Requirements. Since December 31, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
          2.14 Certain Business Practices. None of the Acquired Corporations, and (to the Knowledge of the Company) no director, officer, other employee or agent of any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

          2.15 Governmental Authorizations.
               (a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since December 31, 2001 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since December 31, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding: (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any product or service.
               (b) Part 2.15(b) of the Disclosure Letter accurately and completely describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.15(b) of the Disclosure Letter. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.15(b) of the Disclosure Letter.
          2.16 Tax Matters.
               (a) Each of the Acquired Corporations has filed all material Tax Returns that it was required to file under applicable Legal Requirements. All such material Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by each of the Acquired Corporations (whether or not shown on any Tax Return) have been paid. None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where the Acquired Corporations do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Corporations.
               (b) Each of the Acquired Corporations has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
               (c) No director or officer (or employee responsible for Tax matters) of any of the Acquired Corporations expects any Governmental Body to assess any material additional Taxes for any period for which Tax Returns have been filed. No Proceedings are pending or being conducted with respect to any of the Acquired Corporations. None of the Acquired Corporations has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Acquired Corporations.
               (d) Part 2.16(d) of the Disclosure Letter lists each Tax Return filed with respect to each of the Acquired Corporations for taxable periods that either (i) has been audited or that is under audit, or (ii) shows a tax liability of at least $50,000 that is subject to audit. The Company has delivered to Parent correct and complete copies of all income Tax Returns, all other material Tax Returns and all Tax Return examination reports, and statements of Tax deficiencies assessed against or agreed to by any of the Acquired Corporations filed or received since December 31, 1998.
               (e) None of the Acquired Corporations has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
               (f) None of the Acquired Corporations is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Each of the Acquired Corporations has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. None of the Acquired Corporations is a party to or bound by any Tax allocation or Tax sharing agreement. Each of the Acquired Corporations has (A) not been a member of an Affiliated Group (other than a group the common parent of which was the Company) filing a consolidated federal income Tax Return (or any consolidated, combined or similar income Tax Return under state, local or foreign law) or (B) no Liability for the Taxes of any Person (other than such Acquired Corporation) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
               (g) The unpaid Taxes of the Acquired Corporations (A) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns. Since the date of the Unaudited Interim Balance Sheet, none of the Acquired Corporations has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

               (h) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.
               (i) None of the Acquired Corporations has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.
          2.17 Employee and Labor Matters; Benefit Plans.
               (a) Part 2.17(a) of the Disclosure Letter identifies each Company Benefit Plan.
               (b) Except as set forth in Part 2.17(a) of the Disclosure Letter, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA), or any similar pension benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any Company Associate.
               (c) Except as set forth in Part 2.17(a) of the Disclosure Letter, none of the Acquired Corporations maintains, sponsors or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any Company Associate.
               (d) With respect to each Company Benefit Plan, the Company has delivered to Parent: (i) an accurate and complete copy of such Company Benefit Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the three most recent plan years; (iii) if such Company Benefit Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of such Company Benefit Plan’s assets; (iv) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all Contracts relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all written materials provided to Company Associates in the last 12 months relating to such Company Benefit Plan and any proposed Company Benefit Plan (the “Recent Written Materials”), along with any written materials provided to Company Associates in the last 48 months that are materially inconsistent with the Recent Written Materials, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any material liability to any of the Acquired Corporations; (viii) all material correspondence, if any, to or from any Governmental Body relating to such Company Benefit Plan; (ix) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to such Company Benefit Plan; (x) all insurance policies, if any, in the possession of any of the Acquired Corporations pertaining to fiduciary liability insurance covering the fiduciaries for such Company Benefit Plan; (xi) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years; (xii) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to such Company Benefit Plan; and (xiii) if such Company Benefit Plan is a Foreign Plan, all Governmental Authorizations received from any foreign Governmental Body with respect to such Company Benefit Plan.
               (e) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person other than the Acquired Corporations under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Corporations has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.
               (f) No Acquired Corporation has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3 (37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) Company Benefit Plan in which stock of any of the Acquired Corporations is or was held as a “plan asset” within the meaning of DOL Regulations Section 2510.3-101. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or Section 4208 of ERISA).
               (g) With respect to each Company Benefit Plan as to which any of the Acquired Corporations may incur any liability under, or that is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code: (i) such Company Benefit Plan has not been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of any of the Acquired Corporations under Title IV of ERISA; (ii) no complete or partial withdrawal from such Company Benefit Plan has been made by any of the Acquired Corporations, or by any other Person, so as to result in any material liability to any of the Acquired Corporations, whether such liability is contingent or otherwise; (iii) no proceeding has been initiated by any Person

(including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate such Company Benefit Plan or to appoint a trustee for such Company Benefit Plan; (iv) no condition or event exists or is expected to occur that could result, directly or indirectly, in any material liability of any of the Acquired Corporations under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of such Company Benefit Plan; (v) if such Company Benefit Plan were to be terminated as of the Closing Date or if any Person were to withdraw from such Company Benefit Plan, none of the Acquired Corporations would incur, directly or indirectly, any material liability under Title IV of ERISA; (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to such Company Benefit Plan, nor has notice of any such event or similar notice to any foreign Governmental Body been required to be filed for such Company Benefit Plan within the past twelve months nor will any such notice be required to be filed as a result of any of the Contemplated Transactions; (vii) such Company Benefit Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived, and none of the Acquired Corporations has provided, or is required to provide, security to such Company Benefit Plan pursuant to Section 401(a)(29) of the Code; and (viii) none of the Contemplated Transactions will result in any event described in Section 4062(e) of ERISA with respect to such Company Benefit Plan.
               (h) None of the Acquired Corporations has any plan or commitment to create any additional Company Benefit Plan, or to modify or change any existing Company Benefit Plan (other than to comply with applicable Legal Requirements as previously disclosed to the Parent in writing) in a manner that would affect any Company Associate.
               (i) No Company Benefit Plan provides (except at no cost to the Acquired Corporations), or reflects or represents any liability of any of the Acquired Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than pursuant to commitments made that involve no future costs to any of the Acquired Corporations, no Acquired Corporation is obligated to provide retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Company Associate (either individually or as part of a group of Company Associates) or any other Person, except to the extent required by applicable Legal Requirements.
               (j) Each of the Acquired Corporations has complied in all material respects with the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state law applicable to any Company Associate. Part 2.17(j) of the Disclosure Letter identifies all Company Associates and related beneficiaries who experienced a “qualifying event” (as defined for purposes of the health care continuation notice requirements of COBRA) in the 36 months prior to the date of this Agreement who were not timely notified of their eligibility to elect such health care continuation under the provisions of COBRA.
               (k) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. The Acquired Corporations have performed all material obligations required to be performed by them under the Company Benefit Plans and none of the Acquired Corporations is in default or violation of any material term of any Company Benefit Plan. To the Knowledge of the Company, there has been no default or violation by any other party with respect to any material term of any Company Benefit Plan. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Knowledge of the Company, there is not and there has never been any event, condition or circumstance that would reasonably be expected to result in disqualification under the Code (or, in the case of a Foreign Plan, the equivalent of disqualification under any applicable foreign Legal Requirement). There are no claims or Legal Proceedings pending, or to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan. To the Knowledge of the Company, no breach of fiduciary duty with respect to any Company Benefit Plan has occurred with respect to which any Acquired Corporation or any of its fiduciaries would reasonably be expected to incur a material liability. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with and to the extent permitted by its terms, without liability to any of the Acquired Corporations (other than ordinary administration expenses). No Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the Internal Revenue Service, the DOL or any other Governmental Body, nor is any such audit, investigation or other Legal Proceeding pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA), has occurred with respect to any Company Benefit Plan. No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code, ERISA or to the Knowledge of the Company any foreign Legal Requirement with respect to any Company Benefit Plan or any of the assets of any Company Benefit Plan. All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Audited Year-End Balance Sheet.
               (l) None of the Acquired Corporations has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I or IV of ERISA or under the penalty, excise tax or joint and several liability provisions of the Code or to the Knowledge of the Company any foreign Legal Requirement relating to employee benefit plans (including Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code) excepting any liabilities which were settled and paid in full prior to July 31, 2005, or under any Contract or Legal Requirement pursuant to or under which any of the Acquired Corporations or any Company Benefit Plan has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such Contract or Legal Requirement; and, to the Knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which could result in the incurrence of any such material liability by any of the Acquired Corporations or by Parent.
               (m) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise), will (i) result in any material bonus, severance or other payment or obligation to any Company Associate (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; or (iv) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement. Without limiting the generality of the foregoing (and except as set forth in Part 2.17(m) of the Disclosure Letter), the consummation of the Contemplated Transactions will not result in the acceleration of vesting of any unvested Company Options being assumed pursuant to Section 5.4(a).
               (n) Under each Company Benefit Plan that is a single employer defined benefit plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Benefit Plan, and there has been no material adverse change in the financial condition of such Company Benefit Plan (with respect to either assets or benefits) since the last day of such most recent plan year. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement, nor the consummation of any of the Contemplated Transactions, will cause any of the assets or insurance obligations to be less than the benefit obligations under such Company Benefit Plan or Foreign Plan.
               (o) Except as set forth in Part 2.17(o) of the Disclosure Letter, none of the Acquired Corporations: (i) maintains any plan, agreement or arrangement, formal or informal, that provides material benefits in the nature of severance; or (ii) has any outstanding liabilities with respect to material severance benefits.
               (p) Except as set forth in Part 2.17(p) of the Disclosure Letter, none of the Acquired Corporations has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance Contract held under or purchased to fund a Company Benefit Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.
               (q) Except for the Option Plans, and except as set forth in Part 2.17(q) of the Disclosure Letter, none of the Acquired Corporations maintains any plan, program or arrangement or is a party to any Contract that provides any material benefits or provides for material payments to any Person based on or measured by the value of any equity security of, or interest in, any of the Acquired Corporations.

               (r) No Acquired Corporation has undertaken any option re-pricing or option exchange program with respect to any stock options.
               (s) Part 2.17(s) of the Disclosure Letter sets forth any and all indebtedness in excess of $5,000 of any Company Associate to any of the Acquired Corporations.
               (t) With respect to each Company Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid under such insurance policy or fund have been paid, and none of the Acquired Corporations has any material liability under any such insurance policy or fund or under any related Contract (whether in the nature of a retroactive rate adjustment or loss sharing arrangement or otherwise).
               (u) Part 2.17(u) of the Disclosure Letter accurately sets forth, with respect to each employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):
                    (i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;
                    (ii) such employee’s title; and
                    (iii) such employee’s annualized compensation as of the date of this Agreement.
               (v) Part 2.17(v) of the Disclosure Letter accurately identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.
               (w) Part 2.17(w) of the Disclosure Letter accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.17(w) of the Disclosure Letter accurately and completely describes such benefits
               (x) None of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. Since December 31, 2001, none of the Acquired Corporations has had any strike, slowdown, work stoppage, lockout, job action, or threat of any of the foregoing, or question concerning representation, by or with respect to any of its employees.

               (y) The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will. The Company has delivered to Parent accurate and complete copies of all manuals and handbooks, disclosure materials, policy statements and other materials currently in use, in use at any time since December 31, 2004 or under which any of the Acquired Corporations might have any material liability to any current or former employee, relating to the employment of the current and former employees of each of the Acquired Corporations.
               (z) To the Knowledge of the Company:
                    (i) since the date six months prior to the date of this Agreement, no employee of any of the Acquired Corporations has expressed to any of the Acquired Corporations an intent to terminate his employment with any of the Acquired Corporations at any time within the two year period following the date of this Agreement; and
                    (ii) to the Company’s Knowledge, no employee of any Acquired Corporation is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of any of the Acquired Corporations.
               (aa) Each of the Acquired Corporations: (i) to the Company’s Knowledge, is in compliance in all material respects with all applicable Legal Requirements and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) to the Company’s Knowledge, has withheld and reported all material amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) to the Company’s Knowledge, has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice). Since December 31, 2001, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation,” “mass layoff” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

               (bb) Part 2.17(bb) of the Disclosure Letter accurately sets forth, with respect to each Person who is, as of the date of this Agreement, an independent contractor of any of the Acquired Corporations and who has received or may be entitled to receive in excess of $50,000 from any of the Acquired Corporations:
                    (i) the name of such independent contractor, the Acquired Corporation with which such independent contractor is or was under contract and the date as of which such independent contractor was originally hired by such Acquired Corporation;
                    (ii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Corporation with respect to services performed in the fiscal year ended October 31, 2005; and
               (cc) To the Company’s Knowledge, no current or former independent contractor of any of the Acquired Corporations could reasonably be deemed to be a misclassified employee. No current or former independent contractor is eligible to participate in any Company Benefit Plan. No Acquired Corporation has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Corporation.
               (dd) There is no Legal Proceeding, claim, labor dispute or grievance pending, or to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Associate, including charges of unfair labor practices or harassment complaints. To the Knowledge of the Company, none of the Acquired Corporations has engaged in any unfair labor practice within the meaning of the National Labor Relations Act. Each of the Acquired Corporations has good labor relations, and, to the Knowledge of the Company, there are no facts indicating that (i) the consummation of any of the Contemplated Transactions will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.
               (ee) The provisions of Section 5.4 are consistent with, and the actions contemplated by Section 5.4 will not result in a breach or violation of, any Option Plan or any other Company Benefit Plan or Company Benefit Agreement.
          2.18 Environmental Matters.
               (a) Each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Laws (as defined below); and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof.
               (b) None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future.
               (c) To the Knowledge of the Company: (i) all property that is or was leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.18(f)) or material environmental contamination of any nature; (ii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.18(f)).
               (d) No Acquired Corporation has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.
               (e) No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.
               (f) For purposes of this Section 2.18: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.
          2.19 Insurance.
               (a) The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Except as set forth in

Part 2.19(a) of the Disclosure Letter, since December 31, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19(a) of the Disclosure Letter, there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations. All information provided to insurance carriers (in applications and otherwise) on behalf of each of the Acquired Corporations is accurate and complete. Except as set forth in Part 2.19(a) of the Disclosure Letter, the Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against any of the Acquired Corporations, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Acquired Corporations of its intent to do so.
               (b) The Company has delivered to Parent accurate and complete copies of all material correspondence between any of the Acquired Corporations and any insurance carrier or insurance broker.
               (c) The Company has delivered to Parent accurate and complete copies of all existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing D&O Policies”). The Company has delivered to Parent accurate and complete copies of all directors’ and officers’ liability insurance policies issued to the Company incepting on or after December 31, 2001. Part 2.19(c) of the Disclosure Letter accurately sets forth the most recent annual premiums paid by the Company with respect to the Existing D&O Policies.
          2.20 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
          2.21 Legal Proceedings; Orders.
               (a) Except as set forth in Part 2.21(a) of the Disclosure Letter, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any Company Associate (in his or her capacity as such) or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. The Legal Proceedings identified in Part 2.21(a) of the Disclosure Letter have not had and, if decided adversely to any Acquired Corporation, would not reasonably be expected to have or result in a Company Material Adverse Effect.

               (b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.
          2.22 Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company has duly and unanimously adopted resolutions by which such board of directors has: (a) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement; (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)). This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Voting Agreements, the board of directors of the Company approved the Voting Agreements and the transactions contemplated thereby.
          2.23 Inapplicability of Anti-takeover Statutes. The board of directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.
          2.24 No Discussions. As of the date of this Agreement, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. Between January 1, 2005 and the date of this Agreement, none of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.
          2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Series A Preferred Stock, voting together on an as-converted basis, outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement and approve the Merger or the other Contemplated Transactions.

          2.26 Non-Contravention; Consents. Except as set forth in Part 2.26 of the Disclosure Letter, neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;
          (b) subject to compliance with the HSR Act, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any term of Company Contract;
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or
          (f) result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Company Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.
Except as may be required by the Exchange Act, the DGCL or the HSR Act, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions.

          2.27 Fairness Opinion. The Company’s board of directors has received the opinion of Jefferies Broadview, a division of Jefferies & Company, Inc., financial advisor to the board of directors (the “Financial Advisor”), dated the date of this Agreement, to the effect that the Per Share Merger Price to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders. All information provided on behalf of the Company to the Financial Advisor and considered by the Financial Advisor in preparing its fairness opinion is accurate and complete.
          2.28 Financial Advisor. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor.
          2.29 Full Disclosure.
               (a) To the Company’s Knowledge as of the date of this Agreement, this Agreement (including the Disclosure Letter) does not, and the certificate referred to in Section 6.5(f) will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.
               (b) None of the information included or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.
     Section 3. Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub represent and warrant to the Company as follows:
          3.1 Valid Existence. Parent and Merger Sub are corporations validly existing and in good standing under the laws of the State of Delaware.
          3.2 Authority; Binding Nature of Agreement. Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Parent of this Agreement has been duly authorized by any necessary action on the part of Parent and its board of directors. This Agreement constitute the legal, valid and binding obligations of Parent, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Merger Sub of this Agreement has been duly authorized by any necessary action on the part of Merger Sub and its board of directors. This Agreement constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          3.3 Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will directly or indirectly (with or without notice of lapse of time) (a) result in a violation of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or any committee of the board of directors of Parent or Merger Sub, (b) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except in each case for any violation that will not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger, or (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material contract to which Parent is a party or by which Parent is bound which would prevent or delay beyond the End Date (as defined in Section 8.1) Parent or Merger Sub consummating the Merger.
          3.4 Funds. Parent has, and will have as of the Effective Time, sufficient funds to satisfy the obligation to pay the consideration required to be paid to the Company’s stockholders pursuant to Section 1.5 in connection with the Merger.
     Section 4. Certain Covenants of the Company
          4.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time, ( the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

               (i) the unaudited monthly consolidated balance sheets of the Acquired Corporations as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered by the Company to Parent within fifteen business days after the end of such calendar month, commencing with a delivery on December 21, 2005;
                    (ii) an updated cash budget and cash forecast (in the format set forth in Annex 2.4(g) to the Disclosure Letter), which shall be delivered by the Company to Parent on the fifteenth business day of each calendar month;
                    (iii) subject to the limitations in the Confidentiality Agreement, all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;
                    (iv) any written materials or communications sent by or on behalf of the Company to its stockholders;
                    (v) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices);
                    (vi) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions;
                    (vii) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body;
                    (viii) any correspondence between any of the Acquired Corporations and any insurance carrier or insurance broker; and
                    (ix) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, any of the Acquired Corporations relating to any pending or threatened Legal Proceeding involving or affecting any of the Acquired Corporations.
          4.2 Operation of the Company’s Business.
               (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts;

(ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees (except as Parent may direct pursuant to Section 4.4) and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right where the provision of such notices, assurances and support would ensure that no condition under such Company Contract occurs that could result in, or could increase the likelihood of: (A) any transfer or disclosure by any Acquired Corporation of any Company Source Code; or (B) a release from any escrow of any Company Source Code that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; (v) the Company shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to or involving or otherwise affecting any of the Acquired Corporations that is commenced, or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations after the date of this Agreement or any material developments in any Legal Proceedings disclosed in the Disclosure Letter; (vii) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report to Parent concerning the status of the Company’s business and (viii) the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors at Parent’s own expense (provided that the Company may nevertheless determine and conduct the defense or settlement of any Company Stockholder Litigation in its sole discretion, subject to compliance with the other provisions of this Agreement).
               (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld with respect to Section 4.2(b)(vii), Section 4.2(b)(viii) or Section 4.2(b)(xx)), and shall not permit any of the other Acquired Corporations to:
               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;
               (ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that: (1) the Company may issue shares of Company Common Stock: (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement; (y) pursuant to the Purchase Plan; and (z) upon the valid exercise of warrants outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant, to non-officer employees of the Company, options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under its stock option plans to purchase no more than 200,000 shares of Company Common Stock; provided, however, if the Closing has not occurred by March 15, 2006, the Company may, in the ordinary course of business and consistent with past practices, grant, to non-officer employees of the Company, options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under its stock option plans to purchase up to an additional 100,000 shares of Company Common Stock;
               (iii) amend or waive any of its rights under, or permit the acceleration of the vesting under, any provision of (A) any of the Company’s stock option plans, (B) any Company Option or any agreement evidencing or relating to any outstanding stock option, (C) any restricted stock purchase agreement or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock), except, in the case of each of clauses (A), (B), (C) and (D) of this Section 4.2(b)(iii), for acceleration of vesting in accordance with the terms, as of the date of this Agreement, of such plan, Company Option, agreement or other Contract provided that such terms that are both (x) specifically disclosed in the Disclosure Letter and (b) contained in such plan, Company Option, agreement or other Contract as delivered to Parent;
               (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
               (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;
               (vi) make any capital expenditure (except a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed $175,000 individually; and (C) when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement, does not exceed $750,000 in the aggregate);
               (vii) except as set forth on Schedule 4.2(b)(vii), make any expenditure or series of related expenditures outside the ordinary course consistent with past practice or that exceeds the amount budgeted for such expenditure in the cash budget and cash forecast attached as Annex 2.4(g) to the Disclosure Letter, in either case in excess of $350,000 in the aggregate;
               (viii) except as set forth on Schedule 4.2(b)(viii), enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract (other than Contracts with customers and resellers entered into in the ordinary course of business and consistent with past practice that do not contain (A) any most-favored pricing provision or similar term requiring the Company or any of the Acquired Corporations to distribute any Company Product to a third party on pricing or other terms that are no less favorable than those granted by the Company or any of the Acquired Corporations to one or more of its other customers or resellers; (B) any Material Development Obligations; (C) any maintenance or support obligations imposed on or to be performed by the Company or any of the Acquired Corporations that would require or result in the expenditure of significant funds or the dedication of significant resources when compared to the funds and resources typically expended or dedicated to provide the level of maintenance and support described in the standard Company IP Contract; (D) any commitment or guarantee by the Company or any of the Acquired Corporations to generate revenue for a third party of more than $10,000 on a monthly basis; (E) any grant of an exclusive right in or to any Company Product or Company IP, whether in whole or in part; or (F) any provision relating to wi-fi bi-lateral roaming capabilities), or amend or terminate, or waive or exercise any material remedy under, any Material Contract;
               (ix) enter into, amend or waive any right under any Indemnification Contract;
               (x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) that are either acquired, leased, licensed or disposed of by the Company (A) in the ordinary course of business and consistent with past practices or (B) pursuant to Company Contracts that do not constitute Material Contracts), or waive or relinquish any material right;
               (xi) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;
               (xii) make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business consistent with past practices, and except for securities interests that arise under the existing terms of agreements in place on the date of this Agreement;
               (xiii) lend money to any Person, or incur or guarantee any indebtedness;
               (xiv) except as set forth on Schedule 4.2(b)(xiv) or Schedule 4.2(b)(vii), establish, adopt, enter into or amend any Company Benefit Plan or Company Benefit Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees, other than (A) in the ordinary course and consistent with past practice in connection with the promotion of an employee in the ordinary course and consistent with past practice or (B) a salary increase of up to 7% for non-officers (or 15% for non-officers located in India) which is effected on or after, but in either case in connection with, the occurrence of the anniversary of such employee’s hire date and which is in the ordinary course and consistent with past practice;
               (xv) except as set forth on Schedule 4.2(b)(xv), hire or appoint any officers or hire any employee with an annual base salary in excess of $100,000, promote any employee except in order to fill a position vacated after the date of this Agreement or terminate the employment of any employee with an annual base salary in excess of $100,000 other than a termination for cause;
               (xvi) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or, except as required to conform to changes in GAAP after the date of this Agreement, change any of its methods of accounting or accounting practices in any respect;
               (xvii) except as set forth on Schedule 4.2(b)(xvii), make any Tax election;
               (xviii) except as set forth on Schedule 4.2(b)(xviii), purchase or renew any liability insurance of any nature;
               (xix) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;
               (xx) settle or compromise any Legal Proceeding or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any Legal Proceeding, other than any settlement or compromise in an amount less than $350,000 that would not limit or restrict in any material respect the business or operations of any of the Acquired Corporations or the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement; or
               (xxi) agree or commit to take any of the actions described in clauses ”(i)” through “(xx)” of this Section 4.2(b).
               (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by the Company in this Agreement such that one or more of the conditions set forth in Section 6.1 would be reasonably likely not to be satisfied as a result of such inaccuracy or the circumstances giving rise to such inaccuracy (considered together with any other inaccuracies in any representation or warranties made by the Company in this Agreement and the circumstances giving rise thereto); (ii) the Company obtaining knowledge of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by the Company in this Agreement such that one or more of the conditions set forth in Section 6.1 would be reasonably likely not to be satisfied as a result of such inaccuracy or the circumstances giving rise to such inaccuracy (considered together with any other inaccuracies in any representation or warranties made by the Company in this Agreement and the circumstances giving rise thereto) if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) the Company obtaining knowledge of any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or materially less likely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, any of the Acquired Corporations or (to the Knowledge of the Company) any director, officer or key employee of any of the Acquired Corporations in their capacities as such. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.
               (d) The Company shall (to the extent directed by Parent in writing) timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period. The Company shall use commercially reasonable efforts to notify Parent in writing at least ten days in advance of any such repurchase right or option becoming exercisable.
          4.3 No Solicitation.
               (a) The Company shall not directly or indirectly do, and shall ensure that no Representative of any of the Acquired Corporations directly or indirectly does, any of the following: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal on Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract (other than confidentiality agreements contemplated by this Section 4.3) contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.3(a), prior to the adoption and approval of this Agreement by the Required Stockholder Vote, the Company may, (A) in response to an Acquisition Inquiry that has been made by such Person (and not withdrawn), furnish nonpublic information regarding the Acquired Corporations to such Person, and (B) in response to an Acquisition Proposal that has been made by such Person (and not withdrawn), furnish nonpublic information regarding the Acquired Corporations to, or enter into discussions or conduct negotiations with, such Person, in the case of each of (A) and (B) if: (1) such Acquisition Proposal shall not have arisen directly or indirectly from any breach of any of the provisions set forth in this Section 4.3; (2) the board of directors determines in good faith by majority vote, after having considered the advice of the Company’s outside legal counsel and the Financial Advisor that such Acquisition Proposal constitutes a Superior Offer or is reasonably likely to lead to a Superior Offer; (3) the board of directors determines in good faith by majority vote, after having considered the advice of the Company’s outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (4) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person; and (5) the Company receives from such Person an executed confidentiality agreement containing provisions at least as favorable to the Company as those contained in the Confidentiality Agreement; and (6) concurrently with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of any of the Acquired Corporations (whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.3 by the Company for purposes of this Agreement.
               (b) If any Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). The Company shall keep Parent fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.
               (c) The Company shall immediately cease and cause to be terminated any discussions prior to or as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.
               (d) The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement in connection with, relating to, or which could be deemed to relate to or facilitate, an Acquisition Proposal or Acquisition Transaction to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by Parent. The Company shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.
          4.4 Company’s Workforce.
               (a) The Company shall terminate, with such termination effective as of the Effective Time, in compliance with all Legal Requirements and at the sole expense of the

Company, the employment of such Company Associates as are identified by Parent, provided that Parent provides such identification at least ten days prior to the Closing Date.
               (b) During the Pre-Closing Period, the Company shall make all filings with and notifications to any Governmental Body and to any Company Associate necessary in order to comply with all WARN Act requirements relating to any “employment loss” (as defined in the WARN Act) suffered by any Company Associate.
               (c) If Parent determines that any employment actions regarding Company Associates, to be taken at or within sixty (60) days following the Effective Time, may trigger WARN Act requirements, the Company or the Company’s Subsidiaries shall, at Parent’s request, provide notices to affected Company Associates and to all Governmental Bodies as required under the WARN Act, at the time and in a form approved by and as directed by Parent.
          4.5 Benefit Plans. As promptly as reasonably practicable after the Effective Time, Parent shall, with respect to each Company Associate employed by Parent or any Acquired Corporation after the Effective Time (each, a “Continuing Employee”) who is not located in India, enroll such Continuing Employee in Parent’s employee benefit plans for which such employee is eligible (“Parent Benefit Plans”) with similar types and levels of benefits as those provided to similarly situated employees of Parent under the Parent Benefit Plans and shall, with respect to each Continuing Employee who is located in India, provide such Continuing Employee with the opportunity to participate in the Company Benefit Plans in effect as of the date of this Agreement for which such employee is eligible; provided, that such obligation shall not extend to any employee benefit plan providing for the payment of salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based compensation, severance, termination, retention, or change-in-control benefits. For purposes of determining eligibility, vesting and entitlement to benefits (including vacation benefits, but not for accrual of pension benefits), service with an Acquired Corporation shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan.
     Section 5. Additional Covenants of the Parties
          5.1 Proxy Statement.
               (a) As promptly as practicable after the date of this Agreement, the Company shall prepare a proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting (the “Proxy Statement”). The Company shall: (i) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC; (ii) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement, and include in the Proxy Statement all changes reasonably proposed by Parent; (iii) promptly cause the Proxy Statement to be filed with the SEC; (iv) promptly provide Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand; (v) promptly notify Parent upon the receipt of any comments or requests from the SEC or its staff with respect to the Proxy Statement; (vi) provide Parent with a reasonable opportunity to review and comment on any subsequent drafts of the Proxy Statement and any related correspondence and filings, and include in the Proxy Statement and in any such correspondence and filings all changes reasonably proposed by Parent; (vii) promptly respond to any comments or requests of the SEC or its staff; and (viii) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the date of this Agreement. To the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Contemplated Transactions.
               (b) If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 5.1(a), (i) prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable, and (ii) if appropriate, cause such amendment or supplement to be mailed to the stockholders of the Company.
               (c) The Company shall ensure that none of the information included or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
          5.2 Company Stockholders’ Meeting.
               (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption and approval of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement, and in any event no later than the date 45 days after the date on which the staff of the SEC communicates its final clearance of the mailing of the Proxy Statement. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
               (b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt and approve this Agreement at the Company Stockholders’ Meeting (such recommendation that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed; and (iii) no committee of the Company’s board of directors shall make or permit to be made any announcement or recommendation that is in any manner inconsistent with the Company Board Recommendation. For purposes of this Agreement, the Company

Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if any member of the board of directors makes any public announcement or recommendation that is inconsistent with a recommendation that the Company’s stockholders vote to adopt and approve this Agreement at the Company Stockholders’ Meeting. The Proxy Statement shall include the opinion of the Financial Advisor referred to in Section 2.27.
               (c) Notwithstanding anything to the contrary contained in Section 5.2(b) (but subject to the other provisions of this Agreement), at any time prior to the adoption and approval of this Agreement by the Required Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) at least five business days prior to any meeting of the board of directors at which the board of directors will consider and determine whether the Company Board Recommendation should be withdrawn or modified in a manner adverse to Parent, the Company delivers to Parent a written notice accurately setting forth the time and date of such meeting and the specific circumstances giving rise to the meeting and giving rise to the board of directors’ reconsideration of the Company Board Recommendation, (ii) the board of directors determines in good faith by majority vote, after having considered the advice of the Company’s outside legal counsel and the Financial Advisor, that the failure to withdraw or modify the Company Board Recommendation would be reasonably likely to result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (iii) the Company Board Recommendation is not publicly withdrawn or modified in a manner adverse to Parent at any time within five hours during the course of a business day after Parent receives written notice from the Company confirming that the board of directors has determined that the Company Board Recommendation should be withdrawn or modified and setting forth the basis for the board of directors’ determination and (iv) the Acquisition Proposal that is the subject of the withdrawal or modification of the Company Board Recommendation did not arise or result, directly or indirectly, from any breach of any of the provisions set forth in Section 4.3.
               (d) Subject to the right of the Company to terminate this Agreement in accordance with Section 8.1(h), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.
          5.3 Regulatory Approvals. Each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Parent shall respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii)

any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. Subject to Section 5.7(b), each of the Company and Parent shall use commercially reasonable efforts to avoid the commencement of any Legal Proceeding relating to any of the Contemplated Transactions by any Governmental Body. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Merger.
          5.4 Stock Options and Purchase Plan; Warrants.
               (a) Subject to Section 5.4(c), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (i) (as in effect as of the date of this Agreement) of the stock option plan, if any, under which such Company Option was issued, (ii) of the stock option agreement by which such Company Option is evidenced, (iii) of the Company’s Board of Directors’ resolutions of September 17, 2001, (iv) of the Company’s Compensation Committee’s resolutions of September 19, 2005 and (v) the terms of offer letters disclosed in Section 2.10(a)(i) of the Disclosure Letter ((iii), (iv) and (v) being referred to as the “CIC Board Resolutions”), as applicable. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged (subject to the exercisability, vesting and vesting acceleration terms of such Company Option and the CIC Board Resolutions); provided, however, that: (A) each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (B) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent. For purposes of this Section 5.4(a), “Conversion Ratio” shall mean the fraction having a numerator equal to the Per Share Merger Price and having a denominator equal to the average closing price of Parent Common Stock for the period of the ten consecutive trading days ending on (and including) the second trading day prior to the Closing (adjusted to the extent appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock).
               (b) Parent shall file with the SEC, no later than seven business days after the Effective Time, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 5.4(a).
               (c) Notwithstanding anything to the contrary contained in this Section 5.4, in lieu of assuming outstanding Company Options in accordance with Section 5.4(a), Parent may, at its election, cause any or all of such outstanding Company Options to be replaced by issuing reasonably equivalent replacement stock options in substitution therefor (including similar exercisability, vesting and vesting acceleration terms). Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the assumption of Company Options pursuant to this Agreement, sufficient shares of Parent Common Stock to provide for such assumption.
               (d) At the Effective Time, Parent may, at its election, assume any or all of the Option Plans. If Parent elects to assume any Option Plan, then, under such Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Option Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 5.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) each reference in such Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Option Plan.
               (e) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Option Plans and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.
               (f) Prior to the Effective Time, the Company shall take all actions that may be necessary to: (i) cause the exercise (as of the last business day prior to the Closing Date) of each outstanding purchase right under the Purchase Plan, and make any pro-rata adjustments that may be necessary to reflect the shortened offering period but otherwise cause such shortened offering period to be treated as a fully effective and completed offering period for all purposes under the Purchase Plan; and (ii) provide that no further offering period or purchase period shall commence under the Purchase Plan after the Effective Time; provided, however, that such exercise of outstanding purchase rights, and the cessation of further offering and purchase periods, shall be conditioned upon the consummation of the Merger. On the last business day prior to the Closing Date, the Company shall apply the funds credited as of such date under the Purchase Plan within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Purchase Plan. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Purchase Plan and to the extent not already refunded by the Company, Parent shall refund to participants any remaining funds in the Purchase Plan as soon as practicable after the Effective Time.
               (g) Each warrant to purchase shares of Company Series A Preferred Stock that is outstanding as of the Effective Time (a “Warrant”) shall be converted at the Effective Time into the right to receive a cash amount equal to the Warrant Consideration (as hereinafter defined) for each share of Company Series A Preferred Stock then subject to the Warrant. Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the sum of the aggregate Warrant Consideration for each Warrant then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Warrants in accordance with this Section 5.4(f). For purposes of this Agreement, “Warrant Consideration” means, with respect to any share of Company Series A Preferred Stock issuable under a particular Warrant, an amount equal to the excess, if any, of: (1) the Per Share Merger Price applicable to the Company Series A Preferred Stock; over (2) the exercise price payable in respect of such share of Company Series A Preferred Stock issuable under such Warrant.
               (h) The Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
          5.5 401(k) Plan; Resignations.
               (a) During the Pre-Closing Period, the Company shall not take or permit to be taken any action to terminate any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code; provided, however, that if so directed in writing by Parent prior to the Effective Time, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate, effective immediately prior to the Effective Time, any such employee benefit plan.
               (b) During the Pre-Closing Period, if the Company obtains knowledge of the possible resignation or other possible termination of employment of any employee of any

Acquired Corporation, then the Company shall promptly notify Parent in writing of such possible resignation or other possible termination of employment.
          5.6 Indemnification of Officers and Directors.
               (a) All rights to indemnification and advancement of expenses by the Company existing in favor of each individual who is or was an officer or director of the Company for his acts and omissions as a director or officer of the Company occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any Indemnification Contract between the Company and such individual (as in effect as of the date of this Agreement) in the form delivered by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification and advancement of expenses are available under and are consistent with Delaware law) for a period of four years from the Effective Time.
               (b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of each individual who is or was an officer or director of the Company at any time prior to the date of this Agreement (the “Indemnified Persons”) with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the Existing D&O Policies; provided, however, that (i) the Surviving Corporation may substitute for the Existing D&O Policies a policy or policies of comparable coverage that is no less favorable in the aggregate; (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policies (or for any substitute policies) that exceed, in the aggregate, the lesser of (A) $745,000 or (B) an amount equal to 170 % of the annual premiums paid for the Existing D&O Policies (the lesser of such amounts being referred to as the “Maximum Premium”); and (iii) in lieu of the foregoing, the Company may obtain a prepaid tail policy prior to the Effective Time, which policy provides Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time, provided that the aggregate premium for such tail policy shall not exceed $745,000. In the event any future annual premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.
               (c) Parent shall cause the Surviving Corporation to fulfill its obligations under Sections 5.6(a) and 5.6(b) above. Parent shall not permit the Surviving Corporation to merge into or consolidate with any other Person unless the resulting or surviving entity assumes (by operation of law or otherwise) the obligations imposed by this Section 5.6.
          5.7 Additional Agreements.
               (a) Subject to Section 5.7(b), Parent and the Company shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions. Each party shall provide the other with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each party shall promptly deliver to the other party a copy of each such filing or other submission made by the other party during the Pre-Closing Period. The Company shall promptly deliver to Parent a copy of each notice given, and each Consent obtained, by the Company during the Pre-Closing Period.
               (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations that in Parent’s good faith judgment could reasonably be expected to result in material harm to the business, operations or prospects of Parent or any of the Acquired Corporations or could reasonably be expected to result in any material liability; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if Parent determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree would not be commercially reasonable.
          5.8 Disclosure. Without limiting any of the Company’s obligations under the Confidentiality Agreement, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, issue any press release or make any disclosure (to any customers or employees of any of the Acquired Corporations, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) Parent shall have approved such press release or disclosure in writing; or (b) such disclosure is required by applicable law and, at least two business days before such press release or disclosure is issued or made, the Company advises Parent of, and consults with Parent regarding, the text of such press release or disclosure.

     Section 6. Conditions Precedent to Obligations of Parent and Merger Sub
     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction (or waiver by Parent in its sole discretion), at or prior to the Closing, of each of the following conditions:
          6.1 Accuracy of Representations.
               (a) The representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(a), (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded; (ii) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect; and (iii) nothing in this Section 6.1(a) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(b) in refusing to consummate the Merger or any other transaction.
               (b) Each of the representations and warranties of the Company contained in Sections 2.3, 2.7(a) (other than the last sentence of Section 2.7(a)), 2.22, 2.23, 2.25 and 2.27, shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(b), (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) nothing in this Section 6.1(b) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(a) in refusing to consummate the Merger or any other transaction.
          6.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.
          6.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.
          6.4 Dissenting Shares. No more than 10% of the shares of Company Common Stock and Company Series A Preferred Stock (considered collectively on an as-

converted basis) outstanding as of the Closing Date and entitled to vote shall be Dissenting Shares.
          6.5 Agreements and Other Documents. Parent and the Company shall have received the following agreements and other documents, each of which shall be in full force and effect:
          (a) the Noncompetition Agreements;
          (b) the Offer Letter Amendments;
          (c) evidence satisfactory to Parent of the repurchase by the Company of the shares of Company Common Stock required to be repurchased by the Company pursuant to Section 4.2(d);
          (d) written resignations in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the directors of each of the Acquired Corporations;
          (e) employee offer letters from Parent, countersigned by (i) the individuals identified on Schedule 6.6(a) who have received employee offer letters from Parent prior to the Closing, (ii) at least ten of the individuals identified on Schedule 6.6(b) who have received employee offer letters from Parent prior to the Closing and (iii) at least 70% of the individuals identified on Schedule 6.6(c) who have received Qualifying Offers (as defined in Section 6.6) from Parent prior to the Closing; and
          (f) a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer in their capacity as such certifying that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7, 6.9 (as it relates to the Acquired Corporations), 6.10 (as it relates to the Acquired Corporations), 6.11 (as it relates to the Acquired Corporations), 6.12 and 6.13 have been duly satisfied.
          6.6 Employees. The individuals identified on Schedule 6.6(a) who have received employee offer letters from Parent prior to the Closing shall not be Departing Employees, provided, however, that so long as not more than one individual identified on Schedule 6.6(a) ceases to be employed by the Company as a result of death or disability, such death or disability shall not cause this condition to fail to be satisfied. Not more than 4 of the individuals identified on Schedule 6.6(b) who have received employee offer letters from Parent prior to the Closing shall be Departing Employees. Not more than 30% of the individuals identified on Schedule 6.6(c) who have received Qualifying Offers from Parent prior to the Closing shall be Departing Employees. An individual shall be deemed to have received a “Qualifying Offer” if Parent shall have made an offer of employment to such individual while such individual is an employee of any of the Acquired Corporations and such offer provides for (a) the payment to such individual of an annual base salary no less than such individual’s annual base salary payable by the applicable Acquired Corporation as of the date of this Agreement, (b) a title and position comparable to such individual’s title and position with the applicable Acquired Corporation as of the date of this Agreement, (c) the provision of benefits in accordance with Section 4.5 and (d) eligibility to participate in a bonus plan that would provide for a bonus of 10-20% of a participant’s annual base salary to be paid over a two-year term, with payments to be made within 30 days following the first and second anniversaries of the Closing Date, provided that the participant must remain employed with Parent through each anniversary date in order to earn the installment for that anniversary. For purposes of this Section 6.6, an individual shall be deemed to be a “Departing Employee” if such individual (i) shall have ceased to be employed by the Company or any Subsidiary of the Company, (ii) shall have expressed an intention to decline to accept employment with Parent, or (iii) shall have expressed an intention to discontinue (prior to, at or after the Closing) his or her employment with Parent or any Acquired Corporation.
          6.7 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.
          6.8 Regulatory Matters.
               (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.
               (b) Any waiting period applicable to the consummation of the Merger under any applicable foreign Legal Requirement shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any foreign Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.
               (c) Any Governmental Authorization or other Consent required to be obtained in connection with the Merger or any of the other Contemplated Transactions under any Legal Requirement shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent obtained by Parent or any of the Acquired Corporations shall impose, contain or contemplate any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.
          6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.
          6.10 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be pending, and there shall not have been threatened, any Legal Proceeding commenced by a Governmental Body or in which a

Governmental Body is or has threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; (d) that would materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets.
          6.11 No Other Proceedings. There shall not be pending any Legal Proceeding that, if determined adversely to Parent or any Acquired Corporation, would reasonably be expected to have or result in a Company Material Adverse Effect.
          6.12 Annual Report. The Company shall have filed its Annual Report on Form 10-K for the fiscal year ended October 31, 2005, such filing shall have been filed on a timely basis and, as of the time it was filed with the SEC, such filing shall have complied in all material respects with the applicable requirements of the Exchange Act, including management’s assessment of the Company’s internal control over financial reporting and the Company’s independent registered public accounting firm’s attestation with respect to such assessment as required by Item 308 of Regulation S-K promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that disclosure of any material weakness or material deficiency or similar failure relating to the Company’s internal control over financial reporting or disclosure controls or procedures in such assessment or attestation shall not be deemed to cause the non-satisfaction of the condition in this Section 6.12).
          6.13 Sarbanes-Oxley Certifications. The chief executive officer and the chief financial officer of the Company shall have provided, with respect to each Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, all necessary certifications required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350 and each such certification shall have been accurate and complete, and complied as to form and content with all applicable Legal Requirements.
     Section 7. Conditions Precedent to Obligation of the Company
     The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing are subject to the satisfaction (or waiver by the Company in its sole discretion), at or prior to the Closing, of the following conditions:
          7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; provided, however, that, in determining the accuracy of such representations and warranties for purposes of this Section 7.1, all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded.
          7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects, except where the failure to so comply or perform would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.
          7.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.
          7.4 Certificate. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.
          7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any U.S. court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.
     Section 8. Termination
          8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption and approval of this Agreement by the Required Stockholder Vote):
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if the Merger shall not have been consummated by the End Date (as defined below); provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) unless the Company shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(c);
          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt and approve this Agreement; and (ii) this Agreement shall not have been adopted and approved at the Company Stockholders’ Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Stockholder Vote; provided, however, that: (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted and approved by the Required Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time; and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a) or Section 8.3(b) and shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(c);
          (e) by Parent if a Triggering Event shall have occurred;
          (f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that, in determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date for purposes of this Section 8.1(f), (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company within twenty days after the date of the occurrence of such inaccuracy or breach and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach: (1) during the twenty-day period commencing on the date on which the Company receives notice of such inaccuracy or breach; or (2) after such twenty-day period if such inaccuracy or breach shall have been fully cured during such twenty-day period in a manner that does not result in a breach of any covenant or obligation of the Company;
          (g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, in determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date for purposes of this Section 8.1(g), all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent within twenty days after the date of the occurrence of such inaccuracy or breach and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach: (1) during the twenty-day period commencing on the date on which Parent receives notice of such inaccuracy or breach; or (2) after such twenty-day period if such inaccuracy or breach shall have been fully cured during such twenty-day period in a manner that does not result in a breach of any covenant or obligation of Parent; or
          (h) by the Company, at any time prior to the adoption and approval of this Agreement by the Required Stockholder Vote, in order to accept a Superior Offer and enter into the Specified Definitive Acquisition Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer did not arise or result, directly or indirectly, from any breach of any of the provisions set forth in Section 4.3, (ii) the board of directors of the Company, after satisfying all of the requirements set forth in the proviso to Section 4.3(a) and in Section 4.3(b) (and if a change or modification of the Company Board Recommendation is involved, Section 5.2(c)) shall have authorized the Company to enter into a binding, written, definitive acquisition agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Specified Definitive Acquisition Agreement”), (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Definitive Acquisition Agreement as an attachment) containing the Company’s representation and warranty that (A) the Specified Definitive Acquisition Agreement has been duly executed and delivered to the Company by the other party thereto and the offer thereby made by such other party cannot be withdrawn by such other party at any time during the period of five business days commencing on the date of Parent’s receipt of such notice, (B) based upon the recommendation of the board of directors of the Company has authorized the execution and delivery of the Specified Definitive Acquisition Agreement on behalf of the Company and the termination of this Agreement pursuant to this Section 8.1(h) and (C) the Company will enter into the Specified Definitive Acquisition Agreement contemporaneously with the termination of this Agreement pursuant to this Section 8.1(h), (iv) a period of at least five business days shall have elapsed since the receipt by Parent of such notice, and the Company shall have made its Representatives fully available during such period for the purpose of engaging in negotiations with Parent regarding a possible amendment to this Agreement or a possible alternative transaction, (v) the Company shall have immediately advised Parent of any modification proposed to be made to the Specified Definitive Acquisition Agreement by the other party thereto (which shall result in a recommencement of the five business day period set forth in clause “(iv)” above), (vi) any written proposal by Parent to amend this Agreement or enter into an alternative transaction shall have been considered by the board of directors of the Company in good faith, and the board of directors shall have determined in good faith (after having considered the advice of the Financial Advisor) that the terms of the proposed amended agreement of merger (or other alternative transaction) are not as favorable to the Company’s stockholders, from a financial point of view, as the terms of the transaction contemplated by the Specified Definitive Acquisition Agreement, (vii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c), and (viii) on the date which is the end of the period referred to in clause “(iv)” of this Section 8.1(h), the Company shall have executed and delivered to the other party thereto the Specified Definitive Acquisition Agreement, and the Specified Definitive Acquisition Agreement shall have thereupon become fully binding and effective (it being understood that if the Company validly terminates this Agreement pursuant to this Section 8.1(h) by satisfying all of the conditions set forth in clauses “(i)” through “(viii)” of this Section 8.1(h), then the termination of this Agreement shall be deemed to occur contemporaneously with the execution and delivery of the Specified Acquisition Agreement by the Company).
The “End Date” shall be June 9, 2006; provided, however, that if the Merger shall not have been consummated on or before June 9, 2006 because any of the conditions set forth in Section 6.8, Section 6.9, Section 6.10 or Section 6.11 has not been satisfied or waived, then either party may (but shall not be obligated to) extend such date by up to 60 days.
          8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
          8.3 Expenses; Termination Fee.
               (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:
               (i) Parent and the Company shall share equally all filing fees incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign Legal Requirement relating to antitrust or competition matters; and
               (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and Parent is not entitled to receive a payment or fee from the Company pursuant to Section 8.3(b) or Section 8.3(c) in connection with such termination of this Agreement, then the Company shall make a nonrefundable cash payment to Parent, at the time specified in the next sentence, in an amount equal to the lesser of: (A) the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger and the other Contemplated Transactions; and (B) $300,000.

In the case of termination of this Agreement by the Company, any nonrefundable payment required to be made pursuant to clause “(ii)” of the proviso to the preceding sentence shall be made by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent, any nonrefundable payment required to be made pursuant to clause “(ii)” of the proviso to the preceding sentence shall be made by the Company within two business days after such termination.
               (b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and, at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, then the Company shall make a nonrefundable cash payment to Parent, at the time specified in the next sentence, in an amount equal to the lesser of: (A) the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger and the other Contemplated Transactions; and (B) $750,000. In the case of termination of this Agreement by the Company, any nonrefundable payment required to be made pursuant to the preceding sentence shall be made by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent, any nonrefundable payment required to be made pursuant to the preceding sentence shall be made by the Company within two business days after such termination.
               (c) If:
               (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), (B) at or prior to the time of the termination of this Agreement (1) the Company Stockholders’ Meeting shall not have been held and completed or (2) an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (C) within 365 days following such termination an Acquisition Transaction is consummated or the Company enters into an agreement providing for any Acquisition Transaction or the Company recommends an Acquisition Transaction;
               (ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (B) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and (C) within 365 days following such termination an Acquisition Transaction is consummated or the Company enters into an agreement providing for any Acquisition Transaction or the Company recommends an Acquisition Transaction;
               (iii) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and, at or prior to the time of the termination of this Agreement, a Triggering Event shall have occurred;
               (iv) this Agreement is terminated by Parent pursuant to Section 8.1(e); or
               (v) this Agreement is terminated by the Company pursuant to Section 8.1(h),

then the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $2,500,000 (less any amounts previously paid by the Company pursuant to Section 8.3(b)). In the case of a fee payable pursuant to clause (iii) or clause (v) of the preceding sentence in connection with the termination of this Agreement by the Company, the fee referred to in the preceding sentence shall be paid by the Company prior to the time of such termination; in the case of a fee payable pursuant to clause (iii) or clause (iv) of the preceding sentence in connection with the termination of this Agreement by Parent, the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination; in the case of a fee payable pursuant to clause (i) or clause (ii) of the preceding sentence in connection with the termination of this Agreement by either the Company or Parent, the fee referred to in the preceding sentence shall be paid by the Company concurrently with the earlier of the consummation of such Acquisition Transaction or the execution of such agreement, as applicable.
               (d) If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at an annual rate equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
     Section 9. Miscellaneous Provisions
          9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the Required Stockholder Vote has been obtained); provided, however, that after the Required Stockholder Vote has been obtained, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          9.2 Waiver.
               (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
               (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
          9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.
          9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.
          9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court (or to the extent such court does not have subject matter jurisdiction, other state courts) located in the State of Delaware; and (b) (c) each of the parties irrevocably waives the right to trial by jury.
          9.6 Disclosure Letter. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Letter or in any update to the Disclosure Letter shall be deemed to be a representation and warranty made by the Company in Section 2.
          9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights under this Agreement may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (i) the parties hereto and (ii) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature.
          9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
          if to Parent or Merger Sub:
iPass, Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065
Attention: Chief Executive Officer, Chief Financial Officer, General Counsel
Facsimile: 650-232-0245
          with a copy to:
Cooley Godward LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention: Timothy J. Moore, Esq.
          Gordon Ho, Esq.
Facsimile: 650-849-7400
          if to the Company:
GoRemote Internet Communications, Inc.
1421 McCarthy Blvd.
Milpitas, CA 95035
Attention: General Counsel
Facsimile: 408-435-8687
          with a copy to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: David Healy, Esq.
Facsimile: 650-938-5200
          9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
          9.11 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of the Company under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under all applicable Legal Requirements.
          9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
          9.13 Construction.
               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
               (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.
               (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

iPass, Inc.

By:	/s/ Kenneth Denman

Kenneth Denman, Chief Executive Officer

Keystone Acquisition Sub, Inc.

By:	/s/ Bruce Posey

Bruce Posey, President

GoRemote Internet Communications, Inc.

By:	/s/ Tom Thimot

Tom Thimot, President and Chief Executive Officer

Exhibit A
Certain Definitions
     For purposes of the Agreement (including this Exhibit A):
     Acquired Corporations. “Acquired Corporations” shall mean the Company and its Subsidiaries and the respective predecessors of the Company and its Subsidiaries (including any Entity that shall have merged into the Company or any Subsidiary of the Company).
     Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.
     Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:
          (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Acquired Corporation;
          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for (i) 15% or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the assets of the Acquired Corporations or (ii) 15% or more of the fair market value of the assets of the Acquired Corporations, other than reseller agreements and non-exclusive Company Product licenses entered into in the ordinary course of business; or
          (c) any liquidation or dissolution of any of the Acquired Corporations.
     Affiliated Group. “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.
     Agreement. “Agreement” shall mean the Agreement of Merger to which this Exhibit A is attached, as it may be amended from time to time.

1.

     Audited Year-End Balance Sheet. “Audited Year-End Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated subsidiaries included in the Audited Year-End Financial Statements.
     Audited Year-End Financial Statements. “Audited Year-End Financial Statements” shall mean the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of October 31, 2004 and the related audited consolidated statement of income, statement of stockholders’ equity and statement of cash flows of the Company and its consolidated subsidiaries for the year then ended, together with the notes thereto.
     Channel Agreement. “Channel Agreement” shall mean any material Company Contract in which (a) another Person is or was appointed as a distributor, reseller or sales representative with respect to, or otherwise is or was authorized to market, promote, distribute, resell, sublicense, support or solicit orders for, any Company Software or (b) any Intellectual Property Right or Intellectual Property has been licensed, sold, assigned, or otherwise conveyed or provided to the Company.
     COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
     Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, officer or director of any of the Acquired Corporations or any Company Affiliate.
     Company Benefit Agreement. “Company Benefit Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Associate, other than any such Contract with a Company Associate that is terminable “at will” without any obligation on the part of the applicable Acquired Corporation or Company Affiliate to make any payments or provide any benefits in connection with such termination other than non-contractual obligations imposed by applicable Legal Requirements.
     Company Benefit Plan. “Company Benefit Plan” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, agreement or commitment and each other employee benefit plan or arrangement, whether written or unwritten, funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is or has been sponsored, maintained, contributed to or required to be contributed to by any of the

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Acquired Corporations for the benefit of any Company Associate or with respect to which any of the Acquired Corporations has or may have any liability or obligation.
     Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.
     Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.
     Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in the Company Software (including the Company Source Code) and (b) all Intellectual Property Rights and Intellectual Property embodied in or otherwise used with any Company Product in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.
     Company IP Contract. “Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is a party, or by which any of the Acquired Corporations is bound or to which any Company IP is subject, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP or any license of Company IP.
     Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is materially adverse to, or has a material adverse effect on, (a) the business, financial condition, capitalization, assets (including Intellectual Property), cash position, liabilities (accrued, contingent or otherwise), operations or financial performance of the Acquired Corporations taken as a whole, or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (a) any adverse effect resulting from general economic conditions to the extent that they do not disproportionately affect the Acquired Corporations, taken as a whole, (b) any adverse effect resulting from general conditions in the industries in which the Acquired Corporations operate to the extent that they do not disproportionately affect the Acquired Corporations, taken as a whole, (c) any adverse effect resulting from any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof to the extent they do not disproportionately affect the Acquired Corporations, taken as a whole, (d) any adverse effect resulting from changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, (e) any change in the trading price of Company Common Stock or any adverse effect resulting from the failure of the Company to meet internal or analysts’ expectations or projections (it being understood, however, that any facts, events, changes or developments causing or contributing to such changes in the trading price of Company Common Stock or such failures to meet expectations or projections may (unless addressed in any of (a), (b), (c), (d), (f) or (g) of this definition) constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect

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has occurred), (f) any employee attrition, slowdown in deployments, reduction in sales efforts, shifting of or reduction in remaining traffic or refusal to consent to assignment by any of Equant, AT&T, MCI or Fiberlink or cancellation of, failure to obtain, or delay in obtaining, orders, or failure to initiate or continue, or slowdown in, deployment, from, by or relating to Company’s Mobile Office solution customers, in each case resulting from the announcement, pendency or anticipated consummation of the Merger, or (g) any Company Stockholder Litigation in which, based on the underlying merits of such litigation, the prospects for an award of damages or injunctive relief against the Company and its directors are very unlikely.
     Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of any of the Acquired Corporations, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.
     Company Product. “Company Product” shall mean any product or service currently being designed, developed, manufactured, marketed, distributed, provided, licensed, supported or sold by any of the Acquired Corporations.
     Company Series A Preferred Stock. “Company Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.
     Company Software. “Company Software” means software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), marketed, distributed, licensed, or sold by any of the Acquired Corporations and any software that is part of or is distributed with, any Company Product.
     Company Source Code. “Company Source Code” shall mean the human-readable source code version of any Company Software, including all calculation formulae embodied in the Company Software, descriptions or details of any algorithms embodied in the Company Software and all annotations, commentary, instructions, specifications (including design, functional and other technical specifications), programmer notes (technical or otherwise), logic diagrams, flowcharts, input and output layouts, field descriptions, sort sequences, data dictionaries and file layouts relating to any Company Software.
     Company Stockholder Litigation. “Company Stockholder Litigation” shall mean any stockholder class action or derivative litigation commenced against the Company or its directors on or after the date of this Agreement based on allegations that either the Company’s entry into this Agreement or the terms and conditions of this Agreement constituted a breach of the fiduciary duties of the Company’s Board of Directors or that the disclosures in the Proxy Statement were inadequate.
     Company Web Site. “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Acquired Corporations.
     Confidentiality Agreement. “Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement dated July 7, 2005 between the Company and Parent.

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     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement.
     Contract. “Contract” shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.
     Delivered. Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “delivered” to Parent shall mean that such information, document or material, subject to certain controls agreed to by Parent and the Company, was: (a) available for review by Parent or Parent’s Representatives in the virtual data room set up by Fenwick & West LLP in connection with the Contemplated Transactions as of 5:00 p.m. on the date three business days prior to the date of the Agreement (including links to unredacted documents available on EDGAR); (b) delivered to Parent or its outside legal counsel in the manner described in Section 9.9 of the Agreement by 5:00 p.m. on the date three business days prior to the date of the Agreement; or (c) with respect to Acquired Corporation Returns and other Tax-, audit- and Sarbanes-Oxley Act-related materials, either delivered in accordance with clause “(a)” or “(b)” of this definition or actually provided to Parent’s representatives for review while Parent’s representatives were conducting their due diligence review prior to the date of this Agreement on site: (i) at the San Francisco office of BDO Seidman, LLP; or (ii) at the Company’s offices.
     Disclosure Letter. “Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company in accordance with the preamble to Section 2 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.
     DOL. “DOL” shall mean the United States Department of Labor.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), in each case other than (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other encumbrances arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith and for which adequate reserves have been established, (b) liens or other encumbrances for Taxes that are not yet due and payable, (c) Encumbrances that, in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust,

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company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
     Foreign Plan. “Foreign Plan” shall mean (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability, (b) any Company Benefit Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States and (c) any Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal), or (d) Entity to whom a Governmental Body has assigned or delegated any authority or oversight responsibilities.
     HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     Intellectual Property. “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and

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including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) Trademark and trade name rights and similar rights; (c) trade secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Knowledge. “Knowledge” shall mean, when used with respect to any of the Acquired Corporations, the knowledge of any of the Acquired Corporations’ directors, officers or employees who are director-level or above and when used with respect to Parent, the knowledge of Parent’s directors and officers.
     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ National Market).
     Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock or Company Series A Preferred Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock or Company Series A Preferred Stock pursuant to Section 1.5.
     Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.
     Patents. “Patents” shall mean patents and patent applications in any jurisdiction in the world.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number,

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passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued by, with or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, registered trademarks, domain names, uniform resource locators (URLs), and all applications for any of the foregoing.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     SEC. “SEC” shall mean the United States Securities and Exchange Commission.
     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
     Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, beneficial or financial interests or such Entity.
     Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party for an Acquisition Transaction (provided that for purposes of this definition, each reference to 15% in the definition of Acquisition Transaction shall be deemed to be a reference to 75%) on terms that the Company’s board of directors determines, in its good faith judgment, having considered the advice of the Financial Advisor, to be (a) more favorable to the Company’s stockholders from a financial point of view than the terms of the Merger and (b) reasonably expected to be consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.
     Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     Tax Return. “Tax Return” shall mean any return, statement, report, or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with, or are required to be submitted to, any Governmental Body with respect to Taxes and any amendment or supplement to any of the foregoing.
     Third Party Software. “Third Party Software” shall mean software (including firmware and other software embedded in hardware devices) that is (a) licensed or leased by the Company

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or any of the Acquired Corporations from a third party and is not owned by the company or any of the Acquired Corporations; and (b) is incorporated or embedded into, used in conjunction with, or otherwise distributed by Keystone in connection with any Company Software.
     Trademarks. “Trademarks” shall mean trademarks and service marks (whether registered or unregistered), including applications therefor, in any jurisdiction in the world.
     Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt and approve the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) any member of the board of directors makes any public announcement or recommendation that is inconsistent with a recommendation that the Company’s stockholders vote to adopt and approve the Agreement at the Company Stockholders’ Meeting; (iii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is advisable and fair to and in the best interests of the Company’s stockholders; (iv) the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, or fails to publicly reaffirm its determination that the Merger is advisable and fair to and in the best interests of the Company’s stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (v) the board of directors of the Company or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (vi) the Company shall have executed any letter of intent, memorandum of understanding or similar document or Contract (other than a confidentiality agreement contemplated by Section 4.3(a)) relating to any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such Acquisition Proposal is announced; or (vii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached any of the provisions set forth in Section 4.3.
     Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of July 31, 2005 included in the Company’s Report on Form 10-Q for the fiscal quarter ended July 31, 2005, as filed with the SEC prior to the date of this Agreement.
     Unaudited Year-End Financial Statements. “Unaudited Year-End Financial Statements” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of October 31, 2005 and the related unaudited consolidated statement of operations of the Company and its consolidated subsidiaries for the fiscal year then ended.

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     User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of the Acquired Corporations from users of the Company Products or of any Company Website.
     WARN Act. “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and similar Legal Requirements under state and local law.

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Exhibits

Exhibit A	-	Certain Definitions

Exhibit B	-	Persons to sign Noncompetition Agreements

Exhibit C	-	Persons to sign Offer Letters

Exhibit D	-	Persons to sign Offer Letter Amendments

*	ALL SCHEDULES AND EXHIBITS (OTHER THAN EXHIBIT A) TO THE AGREEMENT OF MERGER HAVE BEEN OMITTED. COPIES OF SUCH SCHEDULES AND EXHIBITS WILL BE FURNISHED SUPPLEMENTALLY TO THE SEC UPON REQUEST.

1.